U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

NOTIFICATION OF LATE FILING                                SEC FILE NUMBER
                                                               0-25761

       (Check One):

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [x] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended: .............................................   March 31, 2001

[ ]  Transition  Report  on Form  10-K
[ ]  Transition  Report  on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________
________________________________________________________________________________

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Part I - Registrant Information

      Full Name of Registrant

      LOG ON AMERICA, INC.
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      Former Name if Applicable

      One Cookson Place, 6th Floor
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      Address of Principal Executive Office (Street and Number)

      Providence, Rhode Island 02903
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      City, State and Zip Code

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Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________________________

Part III - Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      The registrant was unable to file its Form 10QSB for the period ended March 31, 2001, without unreasonable expense and effort due to its inability to finish the required financial statements within a sufficient time for management to review the financial statements with its independent accountants and to prepare the management discussion and analysis.

________________________________________________________________________________

Part IV - Other Information

      (1) Name and telephone number of person to contact in regard to this notification

Kenneth M. Cornell      (401)                459-6550
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(Name)               (Area Code)        (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [X] Yes   [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

      If so, attach an explanation of the anticipated changes, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              LOG ON AMERICA, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                        LOG ON AMERICA, INC.

Date: May 15, 2001                  By: /s/ Kenneth M. Cornell
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                                        Kenneth M. Cornell, Chief Financial
                                        Officer, Principal Financial and
                                        Accounting Officer (duly authorized
                                        representative of the registrant)


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